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                                                                    EXHIBIT 99.1

GENELABS TO PROVIDE CORPORATE UPDATE AT ANNUAL SHAREHOLDER MEETING


Redwood City, Calif. - June 10, 2003 - Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it will provide a corporate update at its annual shareholder meeting which will be held today at 10:00 am Pacific Daylight Time. The update to be provided to shareholders at the meeting highlights the following key areas of the company's business:

Prestara(TM) for Systemic Lupus Erythematosus

In August 2002, Genelabs received an approvable letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for Prestara(TM) for systemic lupus erythematosus (SLE or lupus). FDA approval is contingent upon, among other things, the successful completion of an additional clinical trial providing sufficient evidence to confirm the positive effect of Prestara on the bone mineral density of women with lupus on glucocorticoids that was observed in a nested study within Genelabs' Study GL95-02. In January 2003, Genelabs announced the initiation of a multicenter, randomized, placebo-controlled, double-blind study, enrolling approximately 150 women with SLE receiving glucocorticoids.

Based on current and projected enrollment trends, Genelabs is now targeting completion of patient enrollment in the clinical trial by the end of the third quarter 2003. With the six-month treatment duration specified in the clinical trial protocol, completion of enrollment by this target date would lead to completion of the clinical trial at the end of the first quarter of 2004.

Separately, Genelabs announced the recent issuance of U.S. Patent No. 6,552,010, "Treatment of SLE with Dehydroepiandrosterone," adding to the Prestara intellectual property portfolio.

At the end of 2002 Genelabs filed a Marketing Authorization Application (MAA) with the European Agency for the Evaluation of Medicinal Products (EMEA) under the centralized procedure, which provides for simultaneous consideration of the MAA in 17 European countries, with a single review and decision regarding the application. Genelabs is currently in active discussions with companies that are interested in licensing the European marketing rights for Prestara. In Japan, Genelabs plans to pursue approval of Prestara with a collaborator, and Genelabs is also in active discussions with companies that are interested in licensing the Japanese marketing rights for Prestara.

Vice President, Drug Development

Genelabs also announced that Mumtaz Ahmed, M.D., Ph.D., will join the company as Vice President, Drug Development. Dr. Ahmed has over twenty years experience in drug development and medical research, most recently as Vice President, Medical Affairs of Ascent Pediatrics. In addition to his tenure at Ascent, he previously held senior drug development and clinical research positions including Executive Director, Clinical Research at Ciba-Geigy (now Novartis) and Senior Research Investigator & Head, Development Biology at Pfizer. During his career, Dr. Ahmed has directed clinical and development activities for new drugs in the therapeutic areas of infectious diseases, cancer, endocrine, gastroenterology, analgesia and bone metabolism, including seven new drug applications that were approved by the FDA. He has authored numerous FDA submissions and related publications.


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"Dr. Ahmed's record of accomplishments in drug development is outstanding, and I am pleased to add him as a key member of our drug development and management teams," stated Irene A. Chow, Ph.D., chairman and chief executive officer. "I have seen first-hand how hard-working and thorough he is on his projects. His experience in bone metabolism will be a tremendous asset as we move forward with Prestara, and his experience in developing drugs for infectious disease will be an asset as our novel drug discovery compounds progress to more advanced stages of development."

Hepatitis E Virus Vaccine

A Phase II clinical trial of a vaccine designed to provide protection against disease caused by the hepatitis E virus was initiated in 2001 by the Walter Reed Army Institute of Research in collaboration with the Medical Department of the Royal Nepal Army, the U.S. National Institutes of Health and GlaxoSmithKline Biologicals. Genelabs has granted an exclusive worldwide license to GlaxoSmithKline Biologicials for vaccine applications under Genelabs' hepatitis E virus (HEV) patent portfolio. The agreement provides Genelabs with milestone payments when GlaxoSmithKline reaches certain development and regulatory goals and Genelabs would receive royalties should HEV vaccine products developed under this license be sold.

As of February 28, 2003, there were 45 laboratory confirmed cases of HEV among the 2,000 volunteers enrolled in the clinical trial, which exceeded the number of cases pre-defined under the study analysis plan for unblinding of the clinical trial. A proposal to unblind the HEV cases to date, analyze them and consider the clinical trial as pivotal has been submitted by the HEV vaccine team to the FDA.

Drug Discovery Research

We advanced one of the antifungal lead compounds synthesized by our research scientists to preclinical development status, as it met our predefined criteria for such advancement. In 2002 we established a new research program seeking to discover orally active compounds for the treatment of hepatitis C virus (HCV) infection. Since initiating this program, we have developed assay systems; synthesized, acquired and tested compounds for activity against HCV; identified nucleoside and non-nucleoside lead compounds; begun optimization of selected lead compounds; and filed several patent applications claiming novel compounds with activity against the hepatitis C virus. We are now in active discussions with companies that may be interested in collaborating with us in drug discovery.

Summary

"Since our most recent shareholder meeting just one year ago we have made tremendous progress in all areas of our business - receiving the approvable letter from the FDA, filing our MAA in Europe, advancing our first novel compound to preclinical development status, and identifying lead compounds for our hepatitis C virus program," concluded Dr. Chow. "I look forward to sharing more information on further progress in the near future."

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About Genelabs

Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects. We are concentrating our capabilities on three core programs: developing a late-stage product for lupus, discovering novel antimicrobial lead compounds, and discovering novel lead compounds that selectively inhibit replication of the hepatitis C virus (HCV). Through our drug discovery efforts we have synthesized numerous antimicrobial lead compounds, one of which has been selected for preclinical development, and are using high-throughput methods for the discovery of novel lead compounds for HCV. Our clinical development efforts are concentrated on Prestara(TM) (prasterone; Anastar(TM) in Europe) for systemic lupus erythematosus, for which we have received an approvable letter from the U.S. Food and Drug Administration and for which we have submitted a Marketing Authorization Application in Europe. For more information about Genelabs, please visit www.genelabs.com.

NOTE: This press release contains forward-looking statements including statements regarding our ongoing clinical trial for our investigational drug for systemic lupus erythematosus (SLE or lupus), our drug discovery programs, projected timelines and the status of discussions with potential licensees and collaborators. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the company's capital requirements and history of operating losses; whether the results of the company's clinical trials of Prestara(TM) and other supporting information will be sufficient to support the approval of Prestara(TM) by the FDA, the European Agency for Evaluation of Medicinal Products and other regulatory authorities; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of Prestara(TM) as a treatment for lupus; uncertainties and risks regarding the company's ability to consummate strategic or corporate partner transactions on favorable terms or at all; the early stage of Genelabs' research programs and uncertainties associated with the preclinical development of compounds, including whether a compound will advance to preclinical testing, clinical trials, or ultimately become a product, and the uncertainty of the timing of any of these; and the validity, scope and enforceability of patents related to the company's technologies. The active ingredient in Prestara(TM) is prasterone, the synthetic equivalent of the androgenic hormone dehydroepiandrosterone (DHEA). Products containing DHEA are currently being marketed by others as dietary supplements. The company has not submitted applications for regulatory review of Prestara(TM) outside the U.S. and Europe. In addition, neither U.S. nor other regulatory authorities have made a determination as to the safety or efficacy of Prestara(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the captions "Risk Factors," "Business Risks" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.